Exhibit 10.3
RESTRICTED SHARE AGREEMENT
UNDER THE BROOKDALE SENIOR LIVING INC.
2014 OMNIBUS INCENTIVE PLAN
This Award Agreement (this “Restricted Share Agreement”), dated as of September 10, 2018 (the “Date of Grant”), is made by and between Brookdale Senior Living Inc., a Delaware corporation (the “Company”), and Steven E. Swain (the “Participant”). Capitalized terms not defined herein shall have the meaning ascribed to them in the Brookdale Senior Living Inc. 2014 Omnibus Incentive Plan (as amended and/or restated from time to time, the “Plan”). Where the context permits, references to the Company shall include any successor to the Company.

WHEREAS, the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) has awarded the Participant shares of restricted stock that are subject to performance-based vesting conditions, subject to the Participant’s agreement to the terms and conditions set forth in this Restricted Share Agreement; and

WHEREAS, the performance targets applicable to the shares have been previously established by the Compensation Committee and are set forth on Exhibit A hereto.

NOW, THEREFORE, in consideration of the premises and mutual promises herein contained, it is agreed as follows:
1.Grant of Restricted Shares. The Company hereby grants to the Participant 53,248 shares of Common Stock (such shares, the “Restricted Shares”), subject to all of the terms and conditions of this Restricted Share Agreement and the Plan.
2.    Lapse of Restrictions.
(a)    Vesting.
(i)     General. Subject to the provisions set forth below, the restrictions on transfer set forth in Section 2(b) hereof shall lapse, and up to 100% of the Restricted Shares may vest, on February 27, 2021, with the exact percentage vesting being determined by the degree to which the performance targets based on the Company’s Total Shareholder Return have been met, in accordance with the schedule set forth on Exhibit A hereto. For purposes of this Agreement, “Total Shareholder Return” means the compound annual total shareholder return calculated using a beginning price of $6.53 per share from the period beginning February 28, 2018 and ending December 31, 2020 assuming any dividends and distributions paid during such period are reinvested in the Common Stock. For purposes of calculating Total Shareholder Return (except as otherwise set forth in Section 2(a)(iii) below), the ending price will be equal to the volume weighted average price per share of Common Stock reported on the New York Stock Exchange (or such other national securities exchange upon which the Common Stock is then traded) for the fifteen consecutive trading days ending December 31, 2020. Any Restricted Shares scheduled to vest on the vesting date which do not vest shall be forfeited. Except as otherwise specifically set forth herein, vesting on any vesting date is subject to the continued employment of the Participant by the Company or one of its Subsidiaries or Affiliates as of such vesting date. Notwithstanding anything herein to the contrary, no fractional shares shall be issuable upon any vesting date. With respect to all Restricted Shares, the Participant shall be entitled to receive, and retain, all ordinary and extraordinary cash and stock dividends which may be declared on the Restricted Shares with a record date on or after the Date of Grant and before any forfeiture thereof (regardless of whether a share later vests or is forfeited).
(ii)    Following Change in Control. Notwithstanding the foregoing, upon the occurrence of a Change in Control, the restrictions on transfer with respect to the Restricted Shares normally subject to vesting at the next vesting date shall immediately lapse and such Restricted Shares shall be fully vested effective upon the date of the Change in Control; provided, however, (i) if the Change in Control occurs on or prior to February 27, 2019, one-third of the Restricted Shares shall immediately vest and the remaining two-thirds of the Restricted Shares shall be converted into time-based Restricted Shares which shall vest ratably in two annual installments beginning on February 27, 2020, subject only to the Participant’s continued employment by the Company or one of its Subsidiaries or Affiliates (regardless of whether, or the extent to which, any performance goals set forth in Section 2(a)(i) are achieved) and (ii) if the Change in Control occurs after February 27, 2019 but on or prior to February 27, 2020, two-thirds of the Restricted Shares shall immediately vest and the remaining one-third of the Restricted Shares shall be converted into time-based Restricted Shares which shall vest on February 27, 2021, subject only to the Participant’s continued employment by the Company or one of its Subsidiaries or Affiliates (regardless of whether, or the extent to which, any performance goals set forth in Section 2(a)(i) are achieved).
(iii)     Following Certain Terminations of Employment. Subject to the following paragraphs, upon termination of the Participant’s employment with the Company and its Subsidiaries and Affiliates for any reason, any Restricted Shares as to which the restrictions on transferability described in this Section shall not already have lapsed shall be immediately forfeited by the Participant and transferred to, and reacquired by, the Company without consideration of any kind and neither the Participant nor any of the Participant’s successors, heirs, assigns, or personal representatives shall thereafter have any further rights or interests in such Restricted Shares. Notwithstanding the foregoing, in the event that the Participant’s employment is terminated by the Company (or its successor) or a Subsidiary or Affiliate without Cause or in the event that the Participant’s employment is terminated by death or Disability (either before or after a Change in Control), the Restricted Shares normally subject to vesting at the next vesting date shall remain subject hereto until the vesting date that immediately follows such termination (subject to earlier vesting upon the occurrence of an intervening Change in Control); provided, however, (i) if the termination occurs on or prior to February 27, 2019, one-third of the Restricted Shares shall remain outstanding and shall be eligible to vest on February 27, 2019 in accordance with the following sentences (with any remaining Restricted Shares being immediately forfeited upon the date of termination) and (ii) if the termination occurs after February 27, 2019 but on or prior to February 27, 2020, two-thirds of the Restricted Shares shall remain outstanding and shall be eligible to vest on February 27, 2020 in accordance with the following sentences (with any remaining Restricted Shares being immediately forfeited upon the date of termination). If the Restricted Shares scheduled to vest on the next vesting date are subject to performance-vesting under subsection 2(a)(i) above, upon such vesting date the same number of Restricted Shares shall vest as would have vested if the Participant had remained employed by the Company on such vesting date (if any), and the remaining Restricted Shares (if any) shall be forfeited; provided, however, (i) with respect to a termination that occurs on or prior to February 27, 2019, the number of Restricted Shares that shall vest shall be determined assuming that the performance target applicable to such Restricted Shares was based on the Company’s Total Shareholder Return in accordance with the schedule set forth on Exhibit A hereto; provided, that for purposes of calculating the Total Shareholder Return, the beginning price per share of $6.53 will be compared to the volume weighted average price per share of Common Stock reported on the New York Stock Exchange (or such other national securities exchange upon which the Common Stock is then traded) for the fifteen consecutive trading days ending December 31, 2018 and (ii) with respect to a termination that occurs after February 27, 2019 but on or prior to February 27, 2020, the number of Restricted Shares that shall vest shall be determined assuming that the performance target applicable to such Restricted Shares was based on the Company’s Total Shareholder Return in accordance with the schedule set forth on Exhibit A hereto; provided, that for purposes of calculating the Total Shareholder Return, the beginning price per share of $6.53 will be compared to the volume weighted average price per share of Common Stock reported on the New York Stock Exchange (or such other national securities exchange upon which the Common Stock is then traded) for the fifteen consecutive trading days ending December 31, 2019. If the Restricted Shares that would remain outstanding and eligible for vesting pursuant to the second sentence of this Section 2(a)(iii) are time-vesting as a result of a previous Change in Control, such Restricted Shares shall immediately vest. Notwithstanding the foregoing or any provision hereof to the contrary, in the event that either (i) the Participant’s employment is terminated by the Company (or its successor) or a Subsidiary or Affiliate without Cause, or (ii) the Participant terminates employment for Good Reason (as defined in the Brookdale Senior Living Inc. Amended and Restated Tier I Severance Pay Policy), in either case on or after the effective date of a Change in Control but prior to twelve (12) months following such Change in Control, then any Restricted Shares that are not vested as of the date of such termination shall immediately vest.
(b)    Restrictions. Until the restrictions on transfer of the Restricted Shares lapse as provided in Section 2(a) hereof, or as otherwise provided in the Plan, no transfer of the Restricted Shares or any of the Participant’s rights with respect to the Restricted Shares, whether voluntary or involuntary, by operation of law or otherwise, shall be permitted. Unless the Administrator determines otherwise, upon any attempt to transfer Restricted Shares or any rights in respect of Restricted Shares before the lapse of such restrictions, such Restricted Shares, and all of the rights related thereto, shall be immediately forfeited by the Participant and transferred to, and reacquired by, the Company without consideration of any kind.

3.    Adjustments. Pursuant to Section 5 of the Plan, in the event of a change in capitalization as described therein, the Administrator shall make such equitable changes or adjustments, as it deems necessary or appropriate, in its discretion, to the performance-vesting goals set forth in subsection 2(a)(i) and to the number and kind of securities or other property (including cash) issued or issuable in respect of outstanding Restricted Shares.
4.    Legend on Certificates. The Participant agrees that any certificate issued for Restricted Shares (or, if applicable, any book entry statement issued for Restricted Shares) prior to the lapse of any outstanding restrictions relating thereto shall bear the following legend (in addition to any other legend or legends required under applicable federal and state securities laws):

THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS UPON TRANSFER AND RIGHTS OF REPURCHASE (THE “RESTRICTIONS”) AS SET FORTH IN THE BROOKDALE SENIOR LIVING INC. 2014 OMNIBUS INCENTIVE PLAN AND A RESTRICTED SHARE AGREEMENT ENTERED INTO BETWEEN THE REGISTERED OWNER AND BROOKDALE SENIOR LIVING INC., COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE COMPANY. ANY ATTEMPT TO DISPOSE OF THESE SHARES IN CONTRAVENTION OF THE RESTRICTIONS, INCLUDING BY WAY OF SALE, ASSIGNMENT, TRANSFER, PLEDGE, HYPOTHECATION OR OTHERWISE, SHALL BE NULL AND VOID AND WITHOUT EFFECT AND SHALL RESULT IN THE FORFEITURE OF SUCH SHARES AS PROVIDED BY SUCH PLAN AND AGREEMENT.
5.    Certain Changes. The Administrator may accelerate the date on which the restrictions on transfer set forth in Section 2(b) hereof shall lapse or otherwise adjust any of the terms of the Restricted Shares; provided that, subject to Section 5 of the Plan and Section 20 hereof, no action under this Section shall adversely affect the Participant’s rights hereunder.
6.    Notices. All notices and other communications under this Restricted Share Agreement shall be in writing and shall be given by facsimile or first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given three days after mailing or 24 hours after transmission by facsimile to the respective parties, as follows: (i) if to the Company, at Brookdale Senior Living Inc., 111 Westwood Place, Suite 400, Brentwood, TN 37027, Facsimile: (615) 564-8204, Attn: General Counsel and (ii) if to the Participant, using the contact information on file with the Company. Either party hereto may change such party’s address for notices by notice duly given pursuant hereto. Notwithstanding the foregoing, the Company may, in its sole discretion, decide to deliver any notice or other communications related to the Restricted Shares, this Restricted Share Agreement or current or future participation in the Plan by electronic means. The Participant hereby consents to receive such notices and other communications by electronic delivery and agrees to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company (including the Company’s stock plan service provider’s website).

7.    Securities Laws Requirements. The Company shall not be obligated to transfer any Common Stock to the Participant free of the restrictive legend described in Section 4 hereof or of any other restrictive legend, if such transfer, in the opinion of counsel for the Company, would violate the Securities Act of 1933, as amended (the “Securities Act”) (or any other federal or state statutes having similar requirements as may be in effect at that time).
8.    No Obligation to Register. The Company shall be under no obligation to register the Restricted Shares pursuant to the Securities Act or any other federal or state securities laws.
9.    Protections Against Violations of Agreement. No purported sale, assignment, mortgage, hypothecation, transfer, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any of the Restricted Shares by any holder thereof in violation of the provisions of this Restricted Share Agreement will be valid, and the Company will not transfer any of said Restricted Shares on its books nor will any of such Restricted Shares be entitled to vote, nor will any distributions be paid thereon, unless and until there has been full compliance with said provisions to the satisfaction of the Company. The foregoing restrictions are in addition to and not in lieu of any other remedies, legal or equitable, available to enforce said provisions.
10.    Taxes. The Participant shall pay to the Company promptly upon request, and in any event at the time the Participant recognizes taxable income with respect to the Restricted Shares (or, if the Participant makes an election under Section 83(b) of the Code in connection with such grant), an amount equal to the taxes the Company determines it is required to withhold under applicable tax laws with respect to the Restricted Shares. In lieu of paying such amount to the Company, the Participant may satisfy the foregoing requirement by, on or before the date such amount is due, either (i) with the approval of the Administrator in its sole discretion, electing to have the Company withhold from delivery of Shares or other property, as applicable, or (ii) with the approval of the Administrator in its sole discretion, delivering already owned unrestricted shares of Common Stock, in each case having a value equal to the minimum amount of tax required to be withheld; provided, however, that if the Participant is subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended, at the time any such amount is due, then approval of the Administrator shall not be required in the case of clause (i). Such shares shall be valued at their Fair Market Value on the date as of which the amount of tax to be withheld is determined. Fractional share amounts shall be settled in cash. The Participant shall promptly notify the Company of any election made pursuant to Section 83(b) of the Code. A form of such election is attached hereto as Exhibit B.

THE PARTICIPANT ACKNOWLEDGES THAT IT IS THE PARTICIPANT’S SOLE RESPONSIBILITY AND NOT THE COMPANY’S TO FILE TIMELY THE ELECTION UNDER SECTION 83(b) OF THE CODE, EVEN IF THE PARTICIPANT REQUESTS THE COMPANY OR ITS REPRESENTATIVE TO MAKE THIS FILING ON THE PARTICIPANT’S BEHALF.

The Participant acknowledges that the tax laws and regulations applicable to the Restricted Shares and the disposition of the Restricted Shares following vesting are complex and subject to change.
11.    Failure to Enforce Not a Waiver. The failure of the Company to enforce at any time any provision of this Restricted Share Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.
12.    Restrictive Covenants. The Participant understands the Company has developed, and is continuing to develop, substantial relationships with actual and prospective officers, directors, employees, consultants, agents, customers, residents, patients, referral sources, clients, vendors, suppliers, investors, and equity and financing sources, associate and customer goodwill, and confidential and proprietary business information and trade secrets, which the Company and its Subsidiaries and Affiliates have the right to protect in order to safeguard their legitimate business interests. Any misappropriation of such relationships or goodwill, or any improper disclosure or use of the Company’s and its Subsidiaries’ and Affiliates’ confidential and proprietary business information and trade secrets would be highly detrimental to their business interests in that serious and substantial loss of business and pecuniary damages would result therefrom. The Participant acknowledges that during the period of Participant’s employment with the Company or any Subsidiary or Affiliate, Participant shall have access to the Company’s Confidential Information (as defined below) and will meet and develop such relationships and goodwill. Nothing contained in this Section 12 shall limit any common law or statutory obligation that the Participant may have to the Company or any Subsidiary or Affiliate. For purposes of this Section 12, the “Company” refers to the Company and any incorporated or unincorporated affiliates of the Company, including any entity which becomes the Participant’s employer as a result of any reorganization or restructuring of the Company for any reason. The Company shall be entitled, in connection with its tax planning or other reasons, to terminate the Participant’s employment (which termination shall not be considered a termination for any purposes of this Restricted Share Agreement, any employment agreement or otherwise) in connection with an invitation from another affiliate of the Company to accept employment with such affiliate in which case the terms and conditions hereof shall apply to the Participant’s employment relationship with such entity mutatis mutandis.
(a)    Noncompetition. The Participant agrees that during the period of Participant’s employment with the Company and for the one (1) year period immediately following the termination of such employment for any reason or for no reason, the Participant shall not directly or indirectly, either as a principal, agent, employee, employer, consultant, partner, shareholder of a closely held corporation or shareholder in excess of five percent of a publicly traded corporation, corporate officer or director, or in any other individual or representative capacity, engage or otherwise participate in any manner or fashion in any business that is a Competing Business in the Area (each as defined herein). The Participant further covenants and agrees that this restrictive covenant is reasonable as to duration, terms and geographical area and that the same protects the legitimate interests of the Company and its affiliates, imposes no undue hardship on the Participant, is not injurious to the public, and that any violation of this restrictive covenant shall be specifically enforceable in any court with jurisdiction upon short notice. Solely for purposes of this paragraph: “Area” means a 15-mile radius of any senior living facility owned, managed or operated by the Company (or its successor) at the time Participant’s employment is terminated; and “Competing Business” means the business of owning, operating or managing senior living facilities having gross annualized revenues of at least $35 million or owning, operating or managing, in the aggregate, at least 1,000 units/beds provided that at least 750 units/beds owned, operated or managed by such business are located within the Area.
(b)    Solicitation of Employees, Clients, Referral Sources, Vendors, Etc. The Participant agrees that during the period of Participant’s employment with the Company or any Subsidiary or Affiliate, and for the two (2) year period immediately following the date of termination of such employment for any reason, the Participant shall not, directly or indirectly, jointly or individually, on Participant’s own behalf or on behalf of or in assistance to any individual, person or entity, for any purpose or in any place:

(i)    solicit for employment or service, hire, employ or retain the services of any Covered Employee (as defined below) or induce or encourage any Covered Employee to terminate or sever his, her or its employment or other relationship with the Company or any Subsidiary or Affiliate or any of their successors or assigns; or

(ii)    solicit business from any Covered Person (as defined below) or induce or encourage any Covered Person to terminate, change or reduce his, her or its relationship with the Company or any Subsidiary or Affiliate or any of their successors or assigns.

Notwithstanding the foregoing, a general advertisement or solicitation for employment that is not targeted and that does not have the effect of being targeted to any current or former Covered Employee or Covered Person shall not, by itself, be deemed to be a violation of the restrictions on solicitation contained in this Section 12(b). For purposes of this Section 12(b), “Covered Employee” shall mean any officer, director, employee, consultant or agent who is employed or engaged by the Company or any Subsidiary or Affiliate or any of their successors or assigns or was so employed or engaged at any time during the twelve (12) months prior to the Participant’s termination of employment, and “Covered Person” shall mean any customers, residents, patients, referral sources, clients, vendors, suppliers, investors, equity or financing sources, or consultants of the Company or any Subsidiary or Affiliate or any of their successors or assigns.
(c)    Disparaging Comments. The Participant agrees that during the period of the Participant's employment with the Company or any Subsidiary or Affiliate, and any time thereafter, the Participant shall not make any disparaging or defamatory comments regarding the Company or any Subsidiary or Affiliate or any of their successors or assigns, or any time after termination of such employment make any comments concerning any aspect of the termination of their relationship. The obligations of the Participant under this Section 12(c) shall not apply to disclosures required by applicable law, regulation or order of any court or governmental agency.
(d)    Confidentiality. All books of account, records, systems, correspondence, documents, memoranda, manuals, email, electronic or magnetic recordings or data and any and all other data, in whatever form and any copies thereof, concerning or containing any reference to the works and business of the Company or any Subsidiary or Affiliate shall belong to the Company and shall be given up to the Company whenever the Company requires the Participant to do so. The Participant agrees that the Participant shall not at any time during the term of the Participant’s employment with the Company or any Subsidiary or Affiliate, or at any time thereafter, without the Company’s prior written consent, disclose to any individual, person or entity any information or any trade secrets, plans or other information or data, in whatever form (including, without limitation, (a) any financing strategies and practices, pricing information and methods, training and operational procedures, advertising, marketing, and sales information or methodologies or financial information and (b) any Proprietary Information (as defined below)), concerning the Company’s or any Subsidiary’s or Affiliate’s or any of their customers’, referral sources’ or clients’ practices, businesses, procedures, systems, plans or policies (collectively, “Confidential Information”), nor shall the Participant utilize any such Confidential Information in any way or communicate with or contact any such customer, referral source or client other than in connection with the Participant’s employment by the Company or any Subsidiary or Affiliate. The Participant hereby confirms that all Confidential Information constitutes the Company’s exclusive property, and that all of the restrictions on the Participant’s activities contained in this Restricted Share Agreement and such other nondisclosure policies of the Company are required for the Company’s reasonable protection. Confidential Information shall not include any information that has otherwise been disclosed to the public not in violation of this Restricted Share Agreement. This confidentiality provision shall survive the termination of this Restricted Share Agreement and shall not be limited by any other confidentiality agreements entered into with the Company or any Subsidiary or Affiliate. Notwithstanding the foregoing, nothing in this Restricted Share Agreement (or any other Company policy or contract to which the Participant is or was subject) shall be construed to prohibit the Participant from communicating with any federal, state or local governmental agency or commission with oversight of the Company, as provided for, protected under or warranted by applicable law.

With respect to any Confidential Information that constitutes a “trade secret” pursuant to applicable law, the restrictions described above shall remain in force for so long as the particular information remains a trade secret or for the two (2) year period immediately following termination of the Participant’s employment for any reason, whichever is longer. With respect to any Confidential Information that does not constitute a “trade secret” pursuant to applicable law, the restrictions described above shall remain in force during Participant’s employment and for the two (2) year period immediately following termination of such employment for any reason.

The Participant agrees that the Participant shall promptly disclose to the Company in writing all information and inventions generated, conceived or first reduced to practice by Participant alone or in conjunction with others, during or after working hours, while in the employ of the Company or any Subsidiary or Affiliate (all of which is collectively referred to in this Restricted Share Agreement as “Proprietary Information”); provided, however, that such Proprietary Information shall not include (a) any information that has otherwise been disclosed to the public not in violation of this Restricted Share Agreement and (b) general business knowledge and work skills of the Participant, even if developed or improved by the Participant while in the employ of the Company or any Subsidiary of Affiliate. All such Proprietary Information shall be the exclusive property of the Company and is hereby assigned by the Participant to the Company.

The Participant’s obligation relative to the disclosure to the Company of such Proprietary Information anticipated in this Section 12(d) shall continue beyond the Participant’s termination of employment and the Participant shall, at the Company’s expense, give the Company all assistance it reasonably requires to perfect, protect and use its right to the Proprietary Information.
(e)    Enforcement.

(i)    The Participant acknowledges that compliance with all provisions, covenants and agreements set forth in this Restricted Share Agreement is reasonable and necessary to protect the legitimate business interests of the Company and its Subsidiaries and Affiliates.

(ii)    The Participant acknowledges that a breach of the Participant’s obligations under this Section 12 will result in irreparable and continuing damage to the Company and/or its Subsidiaries and Affiliates for which there is no adequate remedy at law.

(iii)    The Participant acknowledges that the Participant’s education, experience and/or abilities are such that the enforcement of the restrictive covenants in this Agreement will not prevent the Participant from earning a living and will not cause any undue hardship upon the Participant.

(iv)    In the event of the violation by the Participant of any of the covenants contained in Section 12, the terms of each such covenant so violated shall be automatically extended from the date on which the Participant permanently ceases such violation for a period equal to the period in which the Participant was in breach of the covenant or for a period of twelve (12) months from the date of the entry by a court of competent jurisdiction of an order or judgment enforcing such covenant(s), whichever period is later.

(v)    The Participant agrees that, in the event of any breach of the restrictive covenants contained in this Restricted Share Agreement, the Company and/or its Subsidiaries and Affiliates shall be entitled to obtain, from any court of competent jurisdiction, preliminary and permanent injunctive relief to restrain the violation of the terms hereof by the Participant, and all persons acting for or on the Participant’s behalf.

(vi)    Each of the restrictive covenants contained in this Restricted Share Agreement is independent of any other contractual obligations of this Restricted Share Agreement or otherwise owed by the Participant to the Company and/or its Subsidiaries and Affiliates. The existence of any claim or cause of action by the Participant against the Company and/or its Subsidiaries or Affiliates, whether based on this Restricted Share Agreement or otherwise, shall not create a defense to the enforcement by the Company and/or its Subsidiaries and Affiliates of any restrictive covenant contained in this Restricted Share Agreement.

(f)    Remedies. It is intended that, in view of the nature of the Company’s and its Subsidiaries’ and Affiliates’ business, the restrictions contained in this Restricted Share Agreement are considered reasonable and necessary to protect the Company’s and its Subsidiaries’ and Affiliates’ legitimate business interests and that any violation of these restrictions would result in irreparable injury to the Company and/or its Subsidiaries and Affiliates. In the event of a breach or threatened breach by the Participant of any provision contained herein, the Company and its Subsidiaries and Affiliates shall be entitled to a temporary restraining order and injunctive relief without the posting of a bond. Nothing contained herein shall be construed as prohibiting the Company or its Subsidiaries or Affiliates from pursuing any other legal or equitable remedies available to it or them for any breach or threatened breach of these provisions, including, without limitation, recoupment and other remedies specified in the Agreement.

13.    Governing Law. This Restricted Share Agreement shall be governed by and construed according to the laws of the State of Delaware without regard to its principles of conflict of laws.
14.    Incorporation of Plan. The Plan is hereby incorporated by reference and made a part hereof, and the Restricted Shares and this Restricted Share Agreement shall be subject to all terms and conditions of the Plan.
15.    Amendments; Construction. The Administrator may amend the terms of this Restricted Share Agreement prospectively or retroactively at any time, but no such amendment shall impair the rights of the Participant hereunder without his or her consent. To the extent the terms of Section 12 above conflict with any prior agreement between the parties related to such subject matter, the more restrictive provision shall be deemed to apply. Headings to Sections of this Restricted Share Agreement are intended for convenience of reference only, are not part of this Restricted Share Agreement and shall have no effect on the interpretation hereof.
16.    Survival of Terms. This Restricted Share Agreement shall apply to and bind the Participant and the Company and their respective permitted assignees and transferees, heirs, legatees, executors, administrators and legal successors. The terms of Section 12 shall expressly survive the forfeiture of the Restricted Shares and this Restricted Share Agreement.
17.    Rights as a Stockholder. The Participant shall have no right with respect to Restricted Shares to vote as a stockholder of the Company during the period in which such Restricted Shares remain subject to a substantial risk of forfeiture.
18.    Compliance with Stock Ownership and Retention Guidelines. The Participant hereby agrees to comply with the Company’s Stock Ownership and Retention Guidelines (as amended from time to time, the “Guidelines”), to the extent such Guidelines are applicable, or become applicable, to the Participant. The Participant further acknowledges that, if he or she is not in compliance with such Guidelines (if applicable), the Administrator may refrain from issuing additional equity awards to the Participant and/or elect to pay the Participant’s annual bonus in the form of vested or unvested Common Stock.
19.    Agreement Not a Contract for Services. Neither the Plan, the granting of the Restricted Shares, this Restricted Share Agreement nor any other action taken pursuant to the Plan shall constitute or be evidence of any agreement or understanding, express or implied, that the Participant has a right to continue to provide services as an officer, director, employee, consultant or advisor of the Company or any Subsidiary or Affiliate for any period of time or at any specific rate of compensation.
20.    Authority of the Administrator. The Administrator shall have full authority to interpret and construe the terms of the Plan and this Restricted Share Agreement (including, without limitation, the authority to determine whether, and the extent to which, any performance-vesting goals have been achieved). Pursuant to the terms of the Plan, the Administrator shall also have full authority to make equitable adjustments to any performance-vesting goals in recognition of unusual or non-recurring events affecting the Company or any Subsidiary or Affiliate or the financial statements of the Company or any Subsidiary or Affiliate, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles. The determination of the Administrator as to any such matter(s) set forth in this Section 20 shall be final, binding and conclusive.
21.    Representations. The Participant has reviewed with the Participant’s own tax advisors the Federal, state, local and foreign tax consequences of the transactions contemplated by this Restricted Share Agreement. The Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Participant understands that he or she (and not the Company) shall be responsible for any tax liability that may arise as a result of the transactions contemplated by this Restricted Share Agreement.
22.    Severability. Should any provision of this Restricted Share Agreement be held by a court of competent jurisdiction to be unenforceable, or enforceable only if modified, such holding shall not affect the validity of the remainder of this Restricted Share Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification (if any) to become a part hereof and treated as though contained in this original Restricted Share Agreement. Moreover, if one or more of the provisions contained in this Restricted Share Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable, in lieu of severing such unenforceable provision, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear, and such determination by such judicial body shall not affect the enforceability of such provision or provisions in any other jurisdiction.
23.    Acceptance. The Participant hereby acknowledges receipt of a copy of the Plan and this Restricted Share Agreement. The Participant has read and understands the terms and provisions of the Plan and this Restricted Share Agreement, and accepts the Restricted Shares subject to all the terms and conditions of the Plan and this Restricted Share Agreement. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under this Restricted Share Agreement. By the Participant’s electronically accepting the award of the Restricted Shares using an online or electronic system established and maintained by the Company or a third party designated by the Company (including the Company’s stock plan service provider’s website), the Participant agrees to be bound by the terms and conditions of the Plan and this Restricted Share Agreement. This Restricted Share Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. The Participant’s electronic acceptance of the award of the Restricted Shares shall have the same validity and effect as a signature affixed to this Restricted Share Agreement by the Participant’s hand.

[Signature page to follow.]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Restricted Share Agreement as of the day and year first above written.

BROOKDALE SENIOR LIVING INC.

By: /s/ Cedric T. Coco
Name: Cedric T. Coco
Title:     Executive Vice President and Chief People     Officer

Participant:

/s/ Steven E. Swain
Steven E. Swain

EXHIBIT A

Vesting of the Restricted Shares will be dependent upon the Total Shareholder Return calculated in accordance with Section 2(a) of the Restricted Share Agreement, as set forth in the grid below. Vesting will be interpolated between these levels.

[Intentionally Omitted]

NOTE: Should you wish to make an election under Section 83(b), please contact the
Compensation Department

EXHIBIT B
ELECTION UNDER SECTION 83(b) OF THE INTERNAL REVENUE CODE OF 1986

The undersigned taxpayer hereby elects, pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended, to include in taxpayer’s gross income for the current taxable year the amount of any compensation taxable to taxpayer in connection with taxpayer’s receipt of the property described below:

1.    The name, address, taxpayer identification number and taxable year of the undersigned are as follows:

NAME OF TAXPAYER:

NAME OF SPOUSE:

ADDRESS:

IDENTIFICATION NO. OF TAXPAYER:

IDENTIFICATION NUMBER OF SPOUSE:

TAXABLE YEAR:

2.    The property with respect to which the election is made is described as follows:

_______ shares of Common Stock, par value $.01 per share, of Brookdale Senior Living Inc. (“Company”).

3.    The date on which the property was transferred is: ________________, 20__.

4.    The property is subject to the following restrictions:

The property may not be transferred and is subject to forfeiture under the terms of an agreement between the taxpayer and the Company. These restrictions lapse upon the satisfaction of certain conditions in such agreement.

5.    The fair market value at the time of transfer, determined without regard to any restriction other than a restriction which by its terms will never lapse, of such property is: $ ______________.

6.     The amount (if any) paid for such property is: $ ______________.

The undersigned has submitted a copy of this statement to the person for whom the services were performed in connection with the undersigned’s receipt of the above-described property. The transferee of such property is the person performing the services in connection with the transfer of said property.

The undersigned understands that the foregoing election may not be revoked except with the consent of the Commissioner.

Dated: _________________, 20__
Taxpayer
The undersigned spouse of taxpayer joins in this election.

Dated: _________________, 20__
Spouse of Taxpayer